Exhibit 10.9

June 27, 2018

Daniel J. Starck

Re:	Amendment of Executive Employment Agreement

Dear Dan:

This letter confirms the amendment, as set forth below, of your Executive Employment Agreement, dated March 14, 2012, with Apria Healthcare Group Inc., as previously amended by that certain letter of agreement dated December 5, 2012 (the “Agreement”).

In the event that you become entitled to severance pay pursuant to Section 4 of the Agreement, each payment in a series of payments under the Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code of 1986, as amended.

Except as expressly provided in the preceding paragraph, your Agreement continues in effect in accordance with its terms. This letter agreement shall be construed and interpreted consistent with Section 11(a) of the Agreement.

If you have any questions regarding this letter, please contact me at [redacted].

APRIA HEALTHCARE GROUP INC.

By:	/s/ Celina Scally

Name:	Celina Scally
Title:	Senior Vice President, Chief Human Resources Officer

/s/ Daniel Joseph Starck
Daniel Joseph Starck